SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2005

CCH II, LLC
CCH II CAPITAL CORP.
(Exact name of registrants as specified in their charters)

Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-111423 333-111423-01	030511293 134257703
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrants' telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 1.01. Entry into a Material Definitive Agreement

On January 21, 2005, Charter Communications, Inc. ("Charter"), the indirect parent company and manager of CCH II, LLC and CCH II Capital Corp., announced that it has entered into an agreement setting forth the terms under which Mr. Robert P. May will serve as Interim President and Chief Executive Officer of Charter. See Item 5.02 below for additional information.

ITEM 1.02. Termination of a Material Definitive Agreement

The Employment Agreement between Charter and Carl Vogel has been terminated effective January 17, 2005, except that Charter currently expects that certain provisions thereof may be incorporated into a new agreement currently under discussion between Charter and Mr. Vogel setting forth the terms of Mr. Vogel's separation from Charter. See Item 5.02 below for additional information.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective on January 17, 2005, Charter's Board of Directors unanimously appointed Robert P. May as Interim President and Chief Executive Officer. Additionally, Mr. May was appointed to the Executive Committee of Charter's Board and will continue serve on the Board's Strategic Planning Committee. He will also become an officer and director of Charter's subsidiaries, including us, for which Mr. Vogel was a director and officer. Also on January 17, 2005, Charter's Board of Directors formed an Executive Search Committee to oversee Charter's nationwide search for a permanent President and Chief Executive Officer.

Effective on January 17, 2005, Carl E. Vogel resigned his position as President, Chief Executive Officer and a member of the Board of Directors of Charter Communications, Inc. ("Charter") and each of Charter's subsidiaries, including us, for which Mr. Vogel served as a director and officer.

Mr. May, 55, was elected to Charter's Board of Directors in October 2004. Mr. May has served on the Board of Directors of HealthSouth Corporation, a national provider of healthcare services since October 2002, and has been its Chairman since July 2004. Mr. May also served as HealthSouth Corporation's Interim Chief Executive Officer from March 2003 until May of 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. From March 2001 until March 2003, Mr. May was a principal of RPM Systems, a strategic and private investing consulting firm. From March 1999 to March 2001, Mr. May served on the Board of Directors and was Chief Executive Officer of PNV Inc., a national telecommunications company. PNV Inc. filed for bankruptcy in December 2000. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the Board of Directors of Cablevision Systems Corporation from October 1996 to February 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. Mr. May was educated at Curry College and Boston College and attended Harvard Business School's Program for Management Development.

Charter and Mr. May entered into an agreement effective January 17, 2005 whereby Mr. May will serve as Charter's Interim President and Chief Executive Officer (the "Executive Services Agreement"), attached as Exhibit 99.1. Under the Executive Services Agreement, Mr. May will receive a $1,250,000 base fee per year. If Mr. May becomes Charter's permanent President and Chief Executive Officer or is terminated without cause, Mr. May will be eligible to receive a one-time discretionary bonus up to 100% of the actual base fee paid to him for his interim service under the agreement, based on individual and company performance. Mr. May will continue to receive the compensation and reimbursement of expenses to which he is entitled in his capacity as a member of the Board of Directors. Mr. May may terminate the Executive Services Agreement on thirty (30) days notice. Charter may terminate such agreement upon three (3) months notice, and Charter may elect at its discretion to pay Mr. May the base rate for such period in lieu of all or part of the notice. Subject to the approval of the Board's Stock Option Committee, Mr. May will be granted options to purchase shares of Charter Class A common stock and/or receive a grant of restricted stock pursuant to the Charter Communications, Inc. 2001 Stock Incentive Plan, the number and terms of which will be determined as soon as practicable. Mr. May will serve as an independent contractor and will not be entitled to any vacation or be eligible to participate in any employee benefit programs of Charter. Charter will reimburse Mr. May for reasonable transportation costs from Mr. May's residence in Florida or other locations to Charter's offices and will provide temporary living quarters or reimburse expenses related thereto.

In connection with Mr. Vogel's resignation, Charter and Mr. Vogel are currently discussing the terms of a Separation Agreement and Charter will make all necessary disclosures with respect to any such agreement upon the conclusion of such discussions.

A press release announcing these changes is attached hereto as Exhibit 99.2.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are not filed but furnished pursuant to Item 5.02:

Exhibit Number	Description
99.1

Executive Services Agreement dated January 17, 2005. (Incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 21, 2005 (File No. 000-27927)).

99.2	Press release dated January 18, 2005. (Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on January 21, 2005 (File No. 000-27927)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CCH II, LLC and CCH II Capital Corp. have duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

CCH II, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Sole Manager

Dated: January 21, 2005

By: /s/ Patricia M. Carroll
Name: Patricia M. Carroll
Title: Vice President and
Senior Counsel

CCH II CAPITAL CORP.
Registrant

Dated: January 21, 2005

By: /s/ Patricia M. Carroll
Name: Patricia M. Carroll
Title: Vice President and
Senior Counsel

EXHIBIT INDEX
Exhibit Number	Description
99.1

Executive Services Agreement dated January 17, 2005. (Incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 21, 2005 (File No. 000-27927)).

99.2	Press release dated January 18, 2005. (Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on January 21, 2005 (File No. 000-27927)).